Exhibit 10.7.3

***PORTIONS OF THIS EXHIBIT MARKED BY BRACKETS (“[***]”) OR OTHERWISE INDICATED HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***

EXECUTION VERSION

AMENDMENT NO. 2 TO IRU AGREEMENT

This AMENDMENT NO. 2 TO IRU AGREEMENT (“Amendment”), dated as of this 25th day of August, 2003, is by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation (“Qwest”), and BUSINESS TELECOM, INC., a North Carolina corporation (“BTI”). Each of Qwest and BTI is sometimes referred to herein as a “Party,” and both of them, together, are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, Qwest and BTI are parties to that certain IRU Agreement, dated as of October 31, 1997, as amended by that certain First Amendment to IRU Agreement, executed by Qwest as of April 19, 1999, and by BTI as of April 18, 1999 (collectively, the “Amended IRU Agreement”), pursuant to which BTI acquired from Qwest (1) an indefeasible right to use certain fibers identified therein and (2) certain related ancillary services identified therein and in the exhibits attached thereto; and

WHEREAS, concurrently with the execution and delivery of this Amendment, Qwest and BTI are entering into and delivering (1) that certain Comprehensive Settlement and Release Agreement (“Settlement Agreement”), and (2) that certain Bi-Lateral Innerduct Lease Agreement (“Innerduct Agreement”), each dated as of the date hereof; and

WHEREAS, the execution and delivery of this Amendment by the Parties is a condition precedent to the effectiveness of the Settlement Agreement; and

WHEREAS, BTI and Qwest desire to enter into this Amendment to amend and modify certain of the terms and conditions of the Amended IRU Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration provided herein, in the Settlement Agreement and the Innerduct Agreement, the Parties, intending to be bound hereby, agree as follows:

AGREEMENT

1. DEFINED TERMS

1.1 Defined Terms in the Amended IRU Agreement. The defined terms set forth in the Amended IRU Agreement shall apply for all purposes of this Amendment; provided, however, that the additional defined terms set forth in Section 1.2 below (and elsewhere in this Amendment) shall apply for all purposes of this Amendment.

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1.2 Additional Defined Terms. The parties hereby agree to amend the Glossary of Terms appended to the Amended IRU Agreement to add the following additional defined terms (after the last defined term therein) to the Glossary of Terms:

“Amendment No. 2” means that certain Amendment No. 2 to IRU Agreement, dated as of the 25th day of August, 2003, by and between Qwest Communications, Inc., a Delaware corporation, and Business Telecom, Inc., a North Carolina corporation.

“Article 25” has the meaning given to it in Amendment No. 2.

“Effective Date of Amendment No. 2” means August 25, 2003.

“New Section 8.04” has the meaning given to it in Amendment No. 2.

“New Section 9(a)” has the meaning given to it in Amendment No. 2.

“Old Section 8.04” has the meaning given to it in Amendment No. 2.

“Old Section 9(a)” has the meaning given to it in Amendment No. 2.

2. EFFECT OF THIS AMENDMENT

2.1 All of the changes, revisions, modifications, alterations and amendments to the Amended IRU Agreement set forth in this Amendment shall be effective from and after the Effective Date of Amendment No. 2. From and after the Effective Date of Amendment No. 2, all references in the Amended IRU Agreement to “the IRU Agreement,” “this Agreement,” “herein,” “hereof” and words of similar import shall refer to the Amended IRU Agreement, as amended by this Amendment.

2.2 Except as expressly changed, revised, modified, altered or amended hereby, the Agreement shall remain in full force and effect in accordance with its terms and constitutes the legal and binding obligation of the Parties.

3. SECTION 8.04—FIXED FACILITIES MAINTENANCE FEES

3.1 The Parties agree that, from and after the Effective Date of Amendment No. 2, Section 8.04 (“Old Section 8.04”) of the Amended IRU Agreement shall be deleted, in its entirety, and replaced with the following new Section 8.04 (“New Section 8.04”):

“8.04 BTI shall pay Qwest for operations costs in connection with each of the Regeneration Facilities (or alternatively requested POP or terminal facilities) actually provided pursuant to Section 7.02 a fixed rate of $[***] per square foot per year per Regeneration Facility (or POP or terminal facility, as the case may be), subject to the CPI Adjustment described in the immediately following paragraph (the “Monthly Recurring Charge”). In addition to the Monthly

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Recurring Charges assessed under this Section 8.04, BTI shall timely pay all amounts owed to Qwest under all other applicable provisions of this Agreement (as amended from time to time), and nothing contained in this Section 8.04 shall release BTI from its obligations to pay Qwest any such amounts owed to Qwest under this Agreement (as amended from time to time). Qwest shall submit invoices to BTI quarterly in advance within thirty (30) days of the beginning of each calendar quarter remaining in the term hereof (and all extensions thereof) for the Monthly Recurring Charges to be paid by BTI for such quarter (“Quarterly Invoices”). All amounts shown on each Quarterly Invoice with respect to each Segment shall be due and payable within forty-five (45) days after receipt of such Quarterly Invoice.

The Monthly Recurring Charge may be adjusted annually, in Qwest’s sole discretion, beginning with the first full calendar quarter commencing after the first anniversary of the Effective Date of Amendment No. 2, for increases in the United States Bureau of Labor Statistics, CPI-U All Services Index (unadjusted), as originally published. Said adjustment shall be hereinafter referred to as the “CPI Adjustment”. Such Monthly Recurring Charge, as adjusted by the CPI Adjustment, shall be equal to the product of the fee specified herein multiplied by the fraction (i) whose numerator is the CPI-U All Services for March of the previous calendar year for which the adjustment to the fee is being made, and (ii) whose denominator is the CPI-U All Services for March of the preceding year. The Monthly Recurring Charge, as adjusted by the CPI Adjustment, shall remain in effect for the succeeding twelve (12) months, at which time a new adjusted Monthly Recurring Charge determined pursuant to this provision shall become effective. Notwithstanding anything contained herein to the contrary, in no event shall the amount of the Monthly Recurring Charge, as adjusted by the CPI Adjustment, pursuant to this provision (a) be less than the amount of the Monthly Recurring Charge in effect for the immediately preceding year or (b) be more than the sum of (i) the amount of the Monthly Recurring Charge in effect for the immediately preceding year plus (ii) [***]% of the amount of the Monthly Recurring Charge in effect for the immediately preceding year. The parties agree that the Index for March 1995 is defined as 151.4. In the event that the Bureau of Labor Statistics (or any successor organization) changes the current base of the CPI-U from 1982-84=100, the calculation of the Monthly Recurring Charge, as adjusted by the CPI Adjustment, under this provision shall be adjusted to ensure that Qwest receives the same amount as it would have had the base not been changed. In the event the Bureau of Labor Statistics (or any successor organization) no longer publishes the CPI-U, Qwest may, subject to BTI’s agreement (which shall not be unreasonably withheld), designate the statistical index it deems most appropriate for collocation of adjustments to the Monthly Recurring Charge and, from the date the CPI-U ceased to be published, such index shall be used to make adjustments in the Monthly Recurring Charge under this provision.”

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3.2 Old Section 8.04 shall (1) remain in full force and effect for all purposes under the Amended IRU Agreement for all periods prior to the Effective Date of Amendment No. 2 and (2) be null and void, and cease to be of any force or effect, from and after the Effective Date of Amendment No. 2. New Section 8.04 shall (a) be effective, and in full force and effect, from and after the Effective Date of Amendment No. 2 and (b) be inapplicable, and of no force or effect, for any purpose under the Amended IRU Agreement for any period prior to the Effective Date of Amendment No. 2.

4. EXHIBIT G, SECTION 9(a)—ROUTE/SCHEDULED MAINTENANCE

4.1 The Parties agree that, from and after the Effective Date of Amendment No. 2, Section 9(a) of Exhibit G (“Old Section 9(a)”) to the Amended IRU Agreement shall be deleted, in its entirety, and replaced with the following new Section 9(a) (“New Section 9(a)”):

“(a) Scheduled Maintenance Fees. The fees payable for any and all Scheduled Maintenance hereunder shall be determined in accordance with the following provisions. During any time after the Acceptance Date for any Segment but subject to paragraph 10 below, Qwest shall be the Service Provider and provide Scheduled Maintenance at a cost of $[***] per route mile per year, as adjusted by the CPI-U Adjustment as defined in the immediately following paragraph (the “Qwest Fixed Fee”) and Unscheduled Maintenance as provided in subparagraph 9(b) below. Qwest shall submit invoices to Service Recipient quarterly in advance within thirty (30) days of the beginning of each calendar quarter remaining in the term hereof (and all extensions thereof) for the Qwest Fixed Fee to be paid by Service Recipient for such quarter (“Quarterly Invoices”). All amounts shown on each Quarterly Invoice shall be due and payable within forty-five (45) days after receipt of such Quarterly Invoice.

The Qwest Fixed Fee may be adjusted annually, in Qwest’s sole discretion, beginning with the first full calendar year commencing after the first anniversary of the Effective Date of Amendment No. 2, for increases in the United States Bureau of Labor Statistics, CPI-U All Services Index (unadjusted), as originally published. Said adjustment shall be hereinafter referred to as the “CPI Adjustment”. Such Qwest Fixed Fee, as adjusted by the CPI Adjustment, shall be equal to the product of the fee specified herein multiplied by the fraction (i) whose numerator is the CPI-U All Services for March of the previous calendar year for which the adjustment to the fee is being made, and (ii) whose denominator is the CPI-U All Services for March of the preceding year. The Qwest Fixed Fee, as adjusted by the CPI Adjustment, shall remain in effect for the succeeding twelve (12) months, at which time a new adjusted Qwest Fixed Fee determined pursuant to this provision shall become effective. Notwithstanding anything contained herein to the contrary, in no event shall the amount of the Qwest Fixed Fee, as adjusted by the CPI Adjustment, pursuant to this provision (a) be less than the amount of the Qwest Fixed Fee in effect for the immediately preceding year or (b) be more than the sum of (i) the amount of the Monthly

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Recurring Charge in effect for the immediately preceding year plus (ii) [***]% of the amount of the Monthly Recurring Charge in effect for the immediately preceding year. The parties agree that the Index for March 1995 is defined as 151.4. In the event that the Bureau of Labor Statistics (or any successor organization) changes the current base of the CPI-U from 1982-84=100, the calculation of the Qwest Fixed Fee, as adjusted by the CPI Adjustment, under this provision shall be adjusted to ensure that Qwest receives the same amount as it would have had the base not been changed. In the event the Bureau of Labor Statistics (or any successor organization) no longer publishes the CPI-U, Qwest may, subject to Service Recipient’s agreement (which shall not be unreasonably withheld), designate the statistical index it deems most appropriate for collocation of adjustments to the Qwest Fixed Fee and, from the date the CPI-U ceased to be published, such index shall be used to make adjustments in the Qwest Fixed Fee under this provision.”

4.2 Old Section 9(a) shall (1) remain in full force and effect for all purposes under the Amended IRU Agreement for all periods prior to the Effective Date of Amendment No. 2 and (2) be null and void, and cease to be of any force or effect, from and after the Effective Date of Amendment No. 2. New Section 9(a) shall (a) be effective, and in full force and effect, from and after the Effective Date of Amendment No. 2 and (b) be inapplicable, and of no force or effect, for any purpose under the Amended IRU Agreement for any period prior to the Effective Date of Amendment No. 2.

5. ARTICLE 25—COLLOCATION

The Parties agree that, from and after the Effective Date of Amendment No. 2, the following new Article 25, in its entirety, shall be inserted after the end of Section 24.06, and made a part of the Amended IRU Agreement (“Article 25”):

“ARTICLE 25.

COLLOCATION

25.01 Access Rights. Prior to and as of the Effective Date of Amendment No. 2, Qwest has granted BTI certain rights (the “Access Rights”) to access, install, operate and maintain certain communications equipment of BTI in the telecommunications facilities located at the addresses identified on Exhibit H hereto (the “Facilities”) and the exclusive use of the equipment space identified on Exhibit H hereto (the “Equipment Space”).

25.02 Terms of Access Rights. Except as expressly set forth in this Article 25, the terms and conditions of the Access Rights shall be governed by the IRU Agreement, as amended from time to time.

(a) With respect to each Facility and Equipment Space, the Access Rights shall expire upon the termination of the IRU Agreement. In no event shall

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the Access Rights be construed to extend beyond the term of any underlying lease or other superior interest in the any Facility or Equipment Space; provided, however, Qwest agrees to use its best efforts to (i) maintain the Access Rights for the Term of this IRU Agreement for all Facilities and Equipment Spaces obtained by BTI in connection with this IRU Agreement or (ii) provide equivalent Facilities or Equipment Spaces to BTI at no additional cost to BTI for the Term of this IRU Agreement. Notwithstanding the foregoing, if a party other than Qwest with legal authority to do so requires a Facility or Equipment Space to be relocated and preventing such relocation is beyond the reasonable control of Qwest, any such relocation shall be governed by Section 25.03(b), below.

25.03 Relocation; Condemnation.

(a) Discretionary Relocation of any Facility or Equipment Space. Subject to the terms of this Section 25.03, Qwest may, without liability to BTI, relocate all or any portion of any Facility or Equipment Space, in its sole and absolute discretion (a “Discretionary Relocation”). Prior to any Discretionary Relocation, Qwest will use commercially reasonable efforts to notify BTI at least 90 calendar days in advance, but in no event not less than 60 calendar days in advance, of any Discretionary Relocation (a “Discretionary Relocation Notice”). Qwest shall be entitled to proceed with such Discretionary Relocation, which may include relocating all or any portion of BTI’s Facility and/or Equipment Space, without the consent of BTI. Following BTI’s receipt of a Discretionary Relocation Notice, BTI shall cooperate fully with Qwest in relocating all of BTI’s equipment and other property affected by such Discretionary Relocation. In the event of a Discretionary Relocation, all of BTI’s reasonable direct out-of-pocket expenses (“Reimbursed Expenses”) shall be reimbursed by Qwest within ten (10) days after receiving an invoice from BTI detailing such Reimbursed Expenses. BTI may, in its sole discretion, request that Qwest credit BTI’s account(s) with Qwest for the amount of the Reimbursed Expenses in lieu of Qwest paying BTI in cash for the amount of such Reimbursed Expenses.

(b) Mandatory Relocation of any Facility or Equipment Space. Notwithstanding anything contained herein to the contrary, in the event Qwest is required by a third party, with legal authority to so require (including but not limited to any landlord, property owner or regulatory agency), to relocate all or any portion of any Facility or Equipment Space (a “Mandatory Relocation”), Qwest shall use commercially reasonable efforts to provide notice of such Mandatory Relocation to BTI. Qwest shall be entitled to proceed with such Mandatory Relocation, which may include relocating all or any portion of BTI’s Facility and/or Equipment Space, without the consent of BTI. In the event of a Mandatory Relocation, (1) BTI shall cooperate fully with Qwest in relocating all of BTI’s equipment and other property affected by such relocation and (2) BTI shall bear all of its own costs and expenses associated with such Mandatory Relocation, and Qwest may bill BTI for its pro rata share of costs and expenses

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incurred by Qwest in connection with such Mandatory Relocation. Notwithstanding the foregoing, if the reason for the relocation of all or any portion of a Facility or Equipment Space is the fault of or could have been reasonably prevented by Qwest, then Qwest shall be liable for all costs incurred by Qwest in connection with such relocation, and Qwest shall reimburse BTI for all Reimbursed Expenses incurred by BTI in connection with such relocation. All of BTI’s Reimbursed Expenses shall be reimbursed by Qwest within ten (10) days after receiving an invoice from BTI detailing such Reimbursed Expenses. BTI may, in its sole discretion, request that Qwest credit BTI’s account(s) with Qwest for the amount of the Reimbursed Expenses in lieu of Qwest paying BTI in cash for the amount of such Reimbursed Expenses.

(c) In the event of any material damage, destruction or condemnation of any Facility or Equipment Space, or in the event of a termination of an underlying ground right or facilities lease or right of way agreement, either party, without additional liability to the other party, may terminate the Access Rights with respect to such Facility or Equipment Space, effective as of such event, by written notice within thirty (30) days of such event, unless such Facility or Equipment Space has been relocated pursuant to the terms hereof; provided, however, that if (i) the damage, destruction or condemnation of any Facility or Equipment Space or (ii) the loss or termination of an underlying ground right or facilities lease or right of way agreement is caused by or could have reasonably been prevented by a party, such party is not entitled to terminate the Access Rights. If a portion of the Access Rights is terminated pursuant to this Section 25.03(c), such termination shall not affect the Access Rights with respect to Facilities or Equipment Space not affected under this Section 25.03(c).

25.04 Shared Access For Qwest POPs.

(a) Access to any Facility shall be as permitted by the owner of the Facility (or party holding a legal interest to such Facility superior to Qwest’s). Qwest shall provide BTI with a written statement of applicable access policies upon BTI’s request. In addition to following any policies and procedures required by the owner (or party holding a legal interest to such Facility superior to Qwest’s) of a Facility, BTI’s representative must be accompanied by a Qwest representative when accessing any Facility unless BTI has caged space in the Facility with its own separate entrance. All reasonable pass-through expenses and costs imposed on Qwest by a Facility owner (or party holding a legal interest superior to Qwest’s) in a Facility that are reasonably related to BTI’s use of or access to such Facility shall be paid by BTI to Qwest within ten (10) business days after receiving an invoice from Qwest for such expenses and costs.

(b) BTI shall pay Qwest the following hourly charges for such access to any Facility, for each Qwest representative, for each hour or any portion thereof:

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(1)	on business days, between the hours of 8:00 a.m. (local time) and 5:00 p.m. (local time), [***] dollars ($[***]);

(2)	on business days, between the hours of 5:00 p.m. (local time) and 8:00 a.m. (local time), and at any time on Saturdays, [***] dollars ($[***]); and

(3)	on Sundays and legal holidays, [***] dollars ($[***]).

BTI shall pay Qwest for all of Qwest’s reasonable travel time, at the rates described in this Section 25.04(b).

(c) All individuals entering any Facility at the direction of BTI shall at all times display identification acceptable to Qwest and shall display it upon request to any representative of Qwest and/or the applicable Facility owner (or party holding a legal interest superior to Qwest’s).

(d) BTI shall coordinate the scheduling of all access to any Facility through any number or contact person provided by the owner (or party holding a legal interest superior to Qwest’s) of such Facility, and if necessary, through Qwest’s Access Control Center.

(e) All employees and contractors of BTI who will enter upon any railroad right-of-way without a Qwest escort must successfully complete (in the sole discretion of Qwest) a railroad safety training for the applicable railroad, at BTI’s sole expense.

25.05 Installation and Alterations.

(a) BTI shall notify Qwest before commencing any installation, interconnection, addition or alteration within or about any Facility, and prior to undertaking any installation, upgrade or modification to BTI’s equipment. Without the prior approval of Qwest (a “Qwest Approval”), BTI shall not:

(1)	undertake any installation, interconnection, addition or alteration within or about any Facility; or

(2)	undertake any activity that, to the reasonable knowledge of BTI, would in any way, result in an increased cost to Qwest, or that might affect the use of any Facility or other equipment by Qwest or any other user of such Facility.

Whenever Qwest’s approval of work is required, BTI shall deliver to Qwest a written request specifying and stating:

(v)	the names and addresses of each proposed contractor and subcontractor;

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(w)	a summary of the qualifications and experience of each contractor and subcontractor;

(x)	a description of the services to be performed;

(y)	the planned dates and times of such activities; and

(z)	that BTI has provided each contractor and subcontractor with a copy of Qwest’s and/or the Facility’s owner’s (or other holder of a legal interest superior to Qwest’s) policies and procedures, as applicable, and that such contractor or subcontractor has agreed to comply with all such policies and procedures.

Qwest shall have the right to reasonably disapprove or require the removal of any contractor or subcontractor selected for work at any Facility. All Qwest Approvals shall be valid only if signed by Qwest’s Vice President of Operations. If an approval from any owner or holder of a legal interest in a Facility superior to Qwest’s is required with respect to any contractor or subcontractor, then Qwest shall also submit the written request to such other party for its approval, and BTI’s use of contractors and subcontractors shall be subject to such other party’s approval, as set forth in the underlying lease or other agreement.

(b) All maintenance, installation, interconnection, addition, upgrade, modification or other alteration within any Facility shall comply with all manufacturers’ specifications and shall meet all industry quality assurance standards (e.g., NEBS, IEEE, Bellcore/Telcordia, etc.) as reasonably supplemented by Qwest.

(c) BTI shall pay or cause to be paid all costs and charges, either directly to the applicable service/goods providers, or to Qwest prior to the commencement of any Facility Work (as defined below), as the case may be:

(1)	for work done by BTI or caused to be done by BTI on or about any Facility or Equipment Space (“Facility Work”);

(2)	for all materials furnished for or in connection with Facility Work;

(3)	for alterations or additions to a Facility that are requested by BTI;

(4)	all other costs or expenses incurred directly by Qwest arising out of or related to Facility Work.

(d) BTI shall indemnify Qwest against and hold Qwest harmless and the Facilities free and clear of and from all mechanics’ liens and claims of liens, and all other liabilities, liens, claims and demands on account of any Facility Work, and materials and work related thereto. If any such lien is filed at any time against any Facility, or any part thereof, BTI shall cause such lien to be discharged of record within ten (10) days after the filing thereof, except that if

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BTI desires to contest such lien it will furnish to Qwest, within such ten (10) day period, security reasonably satisfactory to Qwest of at least [***] percent ([***]%) of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, BTI shall pay and satisfy the same without delay. If BTI fails to pay any charge for which a mechanics’ lien has been filed, and has not given Qwest security as described above, Qwest may, at its option, pay such charge and related costs and interest, and the amount so paid, together with all reasonable attorneys’ fees incurred in connection with such lien and the removal of such lien, will be immediately due from BTI to Qwest. Nothing contained herein shall be deemed to constitute a consent or agreement of Qwest to subject any Facility to liability under any mechanics or other lien law. If BTI receives notice that a lien has been or is about to be filed against any Facility, or that any action affecting title to any Facility has been commenced on account of work done by or on behalf of, or materials furnished to or for BTI, BTI shall immediately give Qwest notice of such occurrence. At least fifteen (15) days before commencement of any Facility Work, BTI will give Qwest notice of the proposed Facility Work and the names and addresses of the persons supplying labor and materials for the proposed Facility Work. Qwest shall have the right to post notices of non-responsibility or similar notices at Facilities and Equipment Space, in its sole discretion.

25.06 Cross-Connection Services. Subject to availability, Qwest will, at its sole discretion, provide certain cross-connection facilities in conjunction with the collocation services provided hereunder. The following terms and conditions shall apply to such cross-connection facilities.

(a) BTI will submit to Qwest a written application and order form for cross-connect facilities, the form of which shall be provided by Qwest to BTI upon request. Within fifteen (15) days following Qwest’s receipt of such application for cross-connect, Qwest will provide to BTI written notification of its acceptance or denial of the cross-connect order. If Qwest, in its sole and absolute discretion, determines to accept BTI’s application for cross-connection facilities, Qwest will provide BTI with written notice of any non-recurring or monthly recurring charges associated with the cross-connect facility. BTI will sign and return to Qwest the fully executed cross-connect order prior to the commencement of any work by Qwest.

(b) Upon receipt of the fully executed cross-connect order, Qwest will, in a timely manner, construct and install the cross-connect facility. Qwest will maintain the cable facility or facilities (each a “Cross-Connect Facility”), and BTI will keep such Cross-Connect Facility and any Qwest-provided equipment free and clear of any and all liens, security interests, and encumbrances. Any cross-connection will be performed according to the then-existing industry standards.

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(c) Qwest retains the right to reject or modify the pricing on any accepted order submitted by BTI hereunder upon notice to BTI and consent prior to order acceptance by Qwest.

(d) Qwest shall at all times retain ownership of the Cross-Connect Facilities.

(e) The term of the Cross-Connect Facilities hereunder shall be coterminous with the terms of this IRU Agreement; provided, however, that Qwest shall have the right to terminate the term of any individual Cross-Connect Facility not then currently in use by BTI, without liability of any kind, upon thirty (30) days written notice. Notwithstanding anything contained herein to the contrary, the minimum term for a Cross-Connect Facility provided to BTI hereunder shall be three (3) consecutive months, unless otherwise agreed to by Qwest in writing. BTI shall provide written notification to Qwest of its intent to terminate any Cross-Connect Facility hereunder not less than ten (10) calendar days prior to the desired termination date. Termination by BTI shall not result in any liability to BTI if the effective date of such termination is after the initial three (3) month period.

25.07 New Facilities and New Equipment Space. In the event BTI desires to add any Qwest facility (a “New Facility”) or equipment space (“New Equipment Space”) not identified on Exhibit H hereto, the parties hereby agree to negotiate in good faith to enter into a Collocation Agreement, in substantially the form used by Qwest at such time, which Collocation Agreement will contain, among other things, the following terms, pricing and conditions for such New Facilities and/or New Equipment Space:

(a) BTI shall pay to Qwest, as a license fee for the license as it relates to any New Facilities and/or New Equipment Space, (1) recurring charges in the amount of $[***] per rack, which shall be paid by BTI to Qwest every month during the term of the Collocation Agreement, (2) a one-time non-recurring charge of $[***] per rack and (3) any additional amounts payable in accordance with the terms of the Collocation Agreement.

(b) Qwest shall provide to BTI [***] amps per racks, and shall offer BTI additional amps in increments of 10 amps, at a price of $[***] per amp.

(c) For all New Facilities and New Equipment Space, the Collocation Agreement shall supercede and replace all operative provisions of the IRU Agreement that relate to Equipment Space and Facilities, and all other matters governed by such Collocation Agreement. The parties agree that in the event of an inconsistency between the IRU Agreement and the Collocation Agreement, the terms of the Collocation Agreement shall govern.

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25.08 To the extent of any inconsistency between any provision of this Article 25 and any the provision of any other Article or Section of the IRU Agreement (or any exhibit hereto), the terms of this Article 25 shall govern.

6. RATIFICATION

6.1 Except as expressly amended by this Amendment, the Amended IRU Agreement is hereby ratified and affirmed in all particulars and shall remain in full force and effect as provided therein. The Amended IRU Agreement shall be interpreted and construed with this Amendment as one and the same instrument.

7. REPRESENTATIONS AND WARRANTIES

7.1 Each Party hereto represents and warrants that it has the full right and authority to execute, deliver and perform its obligations under this Amendment and each of the other documents referenced herein to which it is a party, that the individual executing this Amendment and each of the documents referenced herein to which it is a party, on behalf of such Party, is authorized to do so on behalf of such Party and that when each such document is executed and delivered by such individual on behalf of such Party, each document shall be a valid, legal and fully binding obligation on such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, creditors’ rights and general equitable principles.

7.2 Each Party hereto represents and warrants that the execution, delivery and performance of its obligations under this Amendment and each of the other documents referenced herein does not and will not conflict with, violate, or result in a breach of any terms, conditions, or provisions of any law, regulation, order, writ, regulation, decree, or award of any court or governmental entity with jurisdiction or any contract or agreement to which such Party is a party and that such Party has secured all of the necessary consents and approvals of third parties, if any, necessary for such Party to perform its obligations hereunder.

8. COUNTERPARTS

8.1 This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all of which taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile, and any such facsimile signatures shall be deemed original counterparts.

9. MISCELLANEOUS

9.1 The Amended IRU Agreement, as amended by this Amendment, constitutes the complete agreement of the Parties concerning the subject matter hereof, and supersedes any prior written or verbal statements, representations, letters or agreements concerning the subject matter hereof.

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9.2 In the event of any inconsistencies between the terms of this Amendment and the terms of the Amended IRU Agreement, the terms of this Amendment shall control.

9.3 This Amendment shall be effective as of the Effective Date of Amendment No. 2, and shall be deemed to be incorporated by reference into the Amended IRU Agreement, effective as of the Effective Date of Amendment No. 2.

[Remainder of Page Intentionally Left Blank]

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In confirmation of their consent and agreement to the terms and conditions contained in this Amendment and intending to be legally bound hereby, authorized representatives of the Parties have executed this Amendment as of the dates set forth below.

QWEST COMMUNICATIONS CORPORATION

By:	/s/TERESA TAYLOR
Name:	Teresa Taylor
Title:	Executive Vice President, Wholesale Markets
Date:	8/27/03

                BUSINESS TELECOM, INC.

By:	/s/JOHN W. BRAUKMAN, III
Name:	John W. Braukman, III
Title:	Chief Financial Officer
Date:	8/25/03

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